Centurion Investment Management, LLC
Code of Ethics for Registered Investment Company Clients
October 20, 2016

(a)	Definitions.

(1)	Access person means:

(i)
Any director, officer, general partner or employee of the Firm who, in connection  with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a  Fund,  or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii)	Any natural person in a control relationship to the Firm who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

(2)	Control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

(3)
Covered security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument  commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing., except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii)	Shares issued by open-end Funds.

(4)	Fund means an investment company registered under the Investment Company Act.

(5)
An Initial public offering means an offering of securities registered under the Securities Act of 193, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of  1934.

(6)	Investment personnel of the Firm means:

(i)	Any employee of the Firm who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

(ii)	Any natural person who controls the Firm and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

(7)
A Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(5) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

(8)	Purchase or sale of a covered security includes, among other things, the writing of an option to purchase or sell a Covered Security.

(9)	Security held or to be acquired by a Fund means:

(i)	Any Covered Security which, within the most recent 15 days:

(A)	Is or has been held by the Fund; or
(B)	Is being or has been considered by the Firm for purchase by the Fund; and

(ii)	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in section (a)(9)(i) above.

(10)
Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(b)
Unlawful actions. It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

(1)	To employ any device, scheme or artifice to defraud the Fund;

(2)
To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

(4)	To engage in any manipulative practice with respect to the Fund.

(c)	Code of Ethics

(1)
Adoption and approval of Code of Ethics. The Firm has adopted this written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any conduct prohibited by section (b) above.

(2)	Administration of Code of Ethics.

(i)	The Firm must use reasonable diligence and institute procedures reasonably necessary to prevent violations of its code of ethics.

(ii)	No less frequently than annually, the Firm must furnish to the Fund's board of directors, and the board of directors must consider, a written report that:

(A)
Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

(B)	Certifies that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

(d)	Reporting requirements of Access Persons

(1)	Reports required. Unless excepted by section (d)(2), every Access Person of the Firm must report the following:

(i)
Initial holdings reports. No later than 10 days after the person becomes an Access Person (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

(A)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(B)
The name of any broker, dealer, or bank with whom the Access Person  maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(C)	The date that the report is submitted by the Access Person.

(ii)	Quarterly transaction reports. No later than 30 days after the end of a calendar quarter, the following information:

(A)	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

(1)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(2)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)	The price of the Covered Security at which the transaction was effected;

(4)	The name of the broker, dealer, or bank with or through which the transaction was effected; and

(5)	The date that the report is submitted by the Access Person.

(B)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(1)	The name of the broker, dealer or bank with whom the Access Person established the account;

(2)	The date the account was established; and

(3)	The date that the report is submitted by the Access Person.

(iii)	Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

(A)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(B)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(C)	The date that the report is submitted by the Access Person.

(2)	Exceptions from reporting requirements.

(i)
A person need not make a report under section (d)(1) with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(ii)
An Access Person need not make a quarterly transaction report under section  (d)(1)(ii) if the report would duplicate information contained in broker trade confirmations or account statements received by the Firm with respect to the Access Person in the time period required by section (d)(1)(ii), if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Firm.

(iii)	An Access Person need not make a quarterly transaction report under section (d)(1)(ii) with respect to transactions effected pursuant to an Automatic Investment Plan.

(3)	Review of reports. The Firm has instituted procedures by which appropriate management or compliance personnel review these reports.

(4)	Notification of reporting obligation. The Firm has identified all Access Persons who are required to make these reports and must inform those Access Persons of their reporting obligation.

(5)
Beneficial ownership. Any report required by section (d) may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

(e)
Pre-approval of investments in IPOs and Limited Offerings. Investment Personnel the Firm must obtain approval from the Firm before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

(f)	Recordkeeping Requirements.

(1)
The Firm shall, at its principal place of business, maintain records in the manner and to the extent set out in this section (f), and shall make these records available to the SEC at any time and from time to time for reasonable periodic, special, or other examination:

(i)	A copy of each code of ethics for the organization that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

(ii)
A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(iii)
A copy of each report made by an Access Person as required by this section,  including any information provided in lieu of the reports under section (d)(2)(ii) of this section, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(iv)A record of all persons, currently or within the past five years, who are or were required to make reports under section (d), or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

(v) A copy of each report required by paragraph (c)(2)(ii) of this section must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(2)
The Firm must maintain a record of any decision, and the reasons supporting the  decision, to approve the acquisition by investment personnel of securities under section (e), for at least five years after the end of the fiscal year in which the approval is  granted.

ACKNOWLEDGEMENT

TO: The CCO

RE: Code of Ethics for Registered Investment Company Clients

I acknowledge that I have read and understand the Firm’s Code of Ethics for Registered Investment Company clients. I hereby agree to adhere to the provisions thereof at all times during my association with the Firm and acknowledge that any failure on my part to comply with this Code may result in my being subject to disciplinary action by the Firm, including termination.

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